Exhibit 99.1

News Release

Contact:
Linda McNeill
Investor Relations
(713) 267-7622

Bristow Group Inc. Announces Tender Offer and Consent Solicitation for

Any and All of Its Outstanding 7 1/2% Senior Notes Due 2017

HOUSTON, September 27, 2012 — Bristow Group Inc. (NYSE:BRS) announced today that it has commenced a cash tender offer for any and all of the $350 million outstanding principal amount of its 7 1/2% Senior Notes due 2017 (CUSIP/ISIN No. 110394AB9/ US110394AB99) (the “Notes”). In conjunction with the tender offer, Bristow is soliciting consents to eliminate most of the covenants, certain events of default applicable to the Notes and certain other provisions contained in the indenture governing the Notes (the “Indenture”). Bristow expects to fund the tender offer with the proceeds from a new senior unsecured debt offering.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on October 25, 2012, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on October 11, 2012, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (as defined below), which includes a consent payment. The tender offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment of the Total Consideration as early as October 12, 2012. Holders that validly tender their Notes after the Consent Expiration will receive the Tender Offer Consideration (as defined below) promptly after the Expiration Time. Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (as defined below).

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,041.50, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the “Tender Offer Consideration,” which is $1,011.50 for each $1,000 principal amount of Notes. Holders will also receive accrued and unpaid interest from the last interest payment on the applicable Notes up to, but not including, the applicable settlement date for all of such Notes that we accept for purchase in the tender offer.

Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on October 11, 2012, unless extended (the “Withdrawal Time”), but generally not afterwards. Any extension, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement thereof.

The tender offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding Notes, excluding any such Notes owned by Bristow or certain of its affiliates, and execution of a supplemental indenture effecting such amendments, (2) completion of satisfactory financing and (3) certain other customary conditions.

The complete terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and related Consent and Letter of Transmittal (“Letter of Transmittal”) that are being sent to holders of the Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Tender and Information Agent for the tender offer, D.F. King & Co., Inc., at (800) 967-4607 (toll-free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) and (212) 538-7249 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is being made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the tender offer and solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of Bristow, the Dealer Manager or the Tender and Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the tender offer or provide the related consents, and no one has been authorized to make such a recommendation.

Bristow expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Russia and Trinidad. For more information, visit Bristow’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements reflect our views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include statements discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.